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                                                                                                             Exhibit 12



                                                                        THE STANLEY WORKS AND SUBSIDIARIES
                                                                COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                                           (in Millions of Dollars)


                                                                               Fiscal Year Ended
                                                 --------------------------------------------------------------------------

                                                  January 2      January 3     December 28    December 30    December 31
                                                     1999           1998           1996           1995           1994

                                                 -------------  -------------  -------------  -------------  --------------
Earnings (loss) before income taxes and
  cumulative adjustment for accounting change          $215.4         ($18.6)        $174.2         $112.8          $201.8

Add:
     Portion of rents representative of
        interest factor                                 $15.0          $11.6          $12.2          $13.4           $12.7
     Interest expense                                    30.5           24.2           27.6           35.2            33.1
     Amortization of expense on
       long-term debt                                     0.3            0.2            0.2            0.3             0.2
     Amortization of capitalized interest                 0.2            0.3            0.3            0.3             0.4
                                                 -------------  -------------  -------------  -------------  --------------
Income as adjusted                                     $261.4          $17.7         $214.5         $162.0          $248.2
                                                 =============  =============  =============  =============  ==============

Fixed charges:
     Interest expense                                   $30.5          $24.2          $27.6          $35.2           $33.1
     Amortization of expense
       on long-term debt                                  0.3            0.2            0.2            0.3             0.2
     Capitalized interest                                   -              -            0.2            0.1               -
     Portion of rents representative of
        interest factor                                  15.0           11.6           12.2           13.4            12.7
                                                 -------------  -------------  -------------  -------------  --------------
Fixed charges                                           $45.8          $36.0          $40.2          $49.0           $46.0
                                                 =============  =============  =============  =============  ==============
Ratio of earnings to fixed charges                       5.71           0.49           5.34           3.31            5.40
                                                 =============  =============  =============  =============  ==============

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